UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

Current Report Pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event Reported): September 26, 2019

THERAVANCE BIOPHARMA, INC.

(Exact Name of Registrant as Specified in its Charter)

Cayman Islands	001-36033	98-1226628
(State or Other Jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification Number)
Incorporation)

PO Box 309

Ugland House, South Church Street

George Town, Grand Cayman, Cayman Islands KY1-1104

(650) 808-6000

(Addresses, including zip code, and telephone number, including area code, of principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐          Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐          Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐          Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐          Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class:	Trading Symbol(s)	Name of each exchange on which registered:
Ordinary Share $0.00001 Par Value	TBPH	NASDAQ Global Market

Item 8.01. Other Events.

In May 2019, the Company announced that it had initiated an arbitration against Innoviva, Inc. (Innoviva) and Theravance Respiratory Company, LLC (TRC) because Innoviva, as manager of TRC, had caused TRC to withhold certain distributions to the Company’s affiliates since the quarter ended December 31, 2018 and Innoviva’s previous statement to us that it intended to prevent TRC from making cash distributions during 2019.

The Company’s affiliates are entitled to an 85% economic interest in the royalties paid by Glaxo Group Limited or one of its affiliates (GSK) to TRC pursuant to its agreements with Innoviva primarily with respect to TRELEGY ELLIPTA. The distributions to the members of TRC are made net of TRC expenses paid and the amount of cash, if any, expected to be used by TRC pursuant to the TRC LLC Agreement (LLC Agreement) over the next four fiscal quarters.

After initiation of the arbitration and prior to the final decision being issued, in the third quarter of 2019 Innoviva caused TRC to make a partial distribution of funds due and owing to Theravance Biopharma of approximately $10.6 million. This distribution represented a portion of the Company’s share of the royalty payments received by TRC from GSK for sales of TRELEGY ELLIPTA from the fourth quarter of 2018 through the second quarter of 2019.

On September 26, 2019, the arbitrator issued a final decision. The arbitrator ruled that, while Innoviva breached the LLC Agreement by failing to provide quarterly financial plans to the Company as required, the withholding of funds by Innoviva with respect to certain TRELEGY ELLIPTA development and commercialization initiatives proposed by Innoviva was not in breach of the LLC Agreement. The arbitrator also found that Innoviva had not breached its fiduciary duties to the Company.

The arbitrator awarded injunctive relief to give more certainty to future dealings between the parties and to clarify certain terms of the LLC Agreement, and imposed additional obligations on Innoviva to obtain the consent of GSK for any proposed investment of TRC funds that requires the consent of GSK under the Collaboration Agreement dated November 14, 2002, as amended.

Under the arbitrator’s ruling, Innoviva is currently permitted to continue to withhold approximately $8.0 million of TRC funds for certain TRELEGY ELLIPTA development and commercialization initiatives proposed by Innoviva. These initiatives must be presented to GSK in the fourth quarter of 2019 and they cannot be implemented without GSK’s approval, which approval must be obtained no later than during the first quarter of 2020. To the extent GSK’s approval is not received, the Company expects distribution to the TRC members of the withheld funds. To the extent the initiatives are timely approved by GSK and proceed, TRC may withhold additional amounts in subsequent quarters through to the completion of these initiatives.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THERAVANCE BIOPHARMA, INC.

Date: September 30, 2019	By:	/s/ Bradford J. Shafer
Bradford J. Shafer
Executive Vice President and General Counsel